                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.   )



Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement         [_] Confidential, for Use of the
[X] Definitive Proxy Statement              Commission Only
[_] Definitive Additional Materials         (as Permitted by Rule 14a-6(e)(2))
[_] Soliciting Material Pursuant to
    ss240.14a-11(c) or ss240.14a-12


                                AUTODESK, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                           -Enter Company Name Here-
               ------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                        [LOGO OF AUTODESK APPEARS HERE]

                                                                   May 25, 1999

Dear Autodesk Stockholder:

  You are cordially invited to attend Autodesk's 1999 Annual Meeting of Stockholders to be held on Thursday, June 24, 1999 at 2:00 p.m., local time. The meeting will be held at The Embassy Suites Hotel, 101 McInnis Parkway, San Rafael, California.

  At the Annual Meeting, you will be asked to elect seven directors and to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year.

  We hope you will be able to attend this year's Annual Meeting. We will report to the stockholders on fiscal year 1999 and our recent acquisition of Discreet Logic, as well as our future strategies for products and markets. There will be an opportunity for all stockholders to ask questions. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card to ensure your representation at the meeting.

                                          Very truly yours,

                                          /s/ Carol A. Bartz
                                          Carol A. Bartz
                                          Chief Executive Officer and Chairman
                                           of the Board

                                AUTODESK, INC.

                               ----------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                                 June 24, 1999

TO THE STOCKHOLDERS OF AUTODESK, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Autodesk, Inc. ("Autodesk" or the "Company"), a Delaware corporation, will be held on Thursday, June 24, 1999 at 2:00 p.m., local time, at The Embassy Suites Hotel, 101 McInnis Parkway, San Rafael, California, for the following purposes:

  1. To elect directors to serve for the ensuing year and until their successors are elected.

  2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending January 31, 2000.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on May 17, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

  All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder previously signed and returned a proxy.

                                     FOR THE BOARD OF DIRECTORS

                                     /s/ Marcia K. Sterling
                                     Marcia K. Sterling
                                     Vice President, Business Development,
                                      General Counsel and Secretary

San Rafael, California
May 25, 1999

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                AUTODESK, INC.

                               ----------------

            PROXY STATEMENT FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

  The enclosed proxy is solicited on behalf of the Board of Directors of Autodesk, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders ("Annual Meeting") to be held Thursday, June 24, 1999 at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Embassy Suites Hotel, 101 McInnis Parkway, San Rafael, California. This Annual Meeting is the first to be held subsequent to the March 1999 business combination between the Company and Discreet Logic Inc. (the "Combination"). As a result of the Combination, all of the voting shares of the successor entity to Discreet Logic Inc. ("New Discreet") are held by the Company and its subsidiaries. Holders of non-voting exchangeable shares of New Discreet ("Exchangeable Shares") are entitled, through a voting trust described below, to vote at the Autodesk Annual Meeting.

  The Company's principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903. The telephone number at that address is
(415) 507-5000.

  These proxy solicitation materials were mailed on or about May 25, 1999 to all stockholders entitled to vote at the Annual Meeting.

                INFORMATION CONCERNING SOLICITATION AND VOTING

Voting and Solicitation

  Every holder of shares of common stock of the Company ("Common Stock") is entitled to one vote for each share held as of the Record Date (as defined below). In addition, the holders of Exchangeable Shares issued in connection with the Combination have the right, as described below, to cast one vote for each Exchangeable Share held as of the Record Date.

  Pursuant to a Voting and Exchange Trust Agreement dated March 16, 1999 (the "Voting Agreement"), the holders of Exchangeable Shares were granted certain rights, including the right to vote at meetings of the Company's stockholders. The Montreal Trust Company of Canada as trustee under the Voting Agreement (the "Trustee"), holds one share of Series B Preferred Stock of the Company (the "Special Voting Stock"). This share of Special Voting Stock entitles the Trustee to cast a number of votes at meetings of holders of Common Stock equal to the number of Exchangeable Shares outstanding as of the Record Date for each such meeting ("Exchange Votes"). Pursuant to the Voting Agreement, each holder of Exchangeable Shares is entitled to instruct the Trustee as to the voting of the number of Exchange Votes attached to the Special Voting Stock equal to the number of Exchangeable Shares held by such holder. The Trustee will exercise each Exchange Vote attached to the Special Voting Stock only as directed by a holder of Exchangeable Shares, and in the absence of instructions from a holder as to voting will not exercise such votes. A holder may instruct the Trustee to give a proxy to such holder entitling the holder to vote personally such holder's relevant number of votes or to grant to the Company's management a proxy to vote such votes. The Trustee has furnished (or caused the Company to furnish) this Proxy Statement and certain related materials to the holders of Exchangeable Shares.

  The Common Stock and the Special Voting Stock will vote together as a single class at the Annual Meeting. Holders of Common Stock and Exchangeable Shares do not have the right to cumulate their votes in the election of directors.

  The cost of this solicitation will be borne by the Company. The Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at an estimated fee of $3,000, plus reimbursement of reasonable expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, telegram, letter, e-mail or facsimile.

Record Date and Shares Outstanding

  The Board of Directors has fixed May 17, 1999 as the record date (the "Record Date") for determining stockholders entitled to vote at the Annual Meeting. Only stockholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, there were 58,928,374 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and 1,813,604 Exchangeable Shares outstanding and entitled to vote at the Annual Meeting (through the exercise by the Trustee of its voting rights under the Voting Agreement) for an aggregate of 60,741,978 shares outstanding and entitled to vote at the Annual Meeting (all shares being entitled to vote are referred to herein as "Shares" and all holders thereof being referred to as "Stockholders" of the Company).

Revocability of Proxies

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

  The required quorum for the transaction of business at the Annual Meeting is a majority of the Shares outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD" from a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as being entitled to vote on the subject matter (the "Votes Cast") with respect to such matter.

  While abstentions (votes "withheld") will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter, broker non-votes with respect to proposals set forth in this Proxy Statement will not be considered Votes Cast and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

Deadline for Receipt of Stockholder Proposals

  Proposals of Stockholders which are intended to be presented by such Stockholders at the Company's 2000 Annual Meeting must be received by the Secretary of the Company no later than January 25, 2000 in order to be included in the proxy soliciting materials relating to that meeting.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

Nominees

  A board of seven directors is to be elected at the meeting. Each director elected to the board will hold office until the next Annual Meeting or until his or her successor has been elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below, all of whom are presently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a director.

  The name of and certain information regarding each nominee is set forth below.

                                                                       Director
    Name of Nominee     Age           Principal Occupation              Since
 ---------------------- --- ----------------------------------------   --------
 Carol A. Bartz........ 50  Chief Executive Officer and Chairman of      1992
                            the Board of the Company
 Mark A. Bertelsen..... 55  Senior Partner, Wilson Sonsini Goodrich      1992
                            & Rosati, Professional Corporation,
                            attorneys at law
 Crawford W. Beveridge. 53  Chief Executive Officer, Scottish            1993
                            Enterprise
 J. Hallam Dawson...... 62  Chairman, IDI Associates                     1988
 Paul S. Otellini...... 48  Executive Vice President and General         1997
                            Manager, Intel Architecture Business
                            Group, Intel Corporation
 Mary Alice Taylor..... 49  Corporate Executive Vice President,          1995
                            Global Operations and Technology,
                            CitiCorp
 Morton Topfer......... 62  Vice Chairman, Dell Computer Corporation     1995

  Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There is no family relationship among any of the directors or executive officers of the Company.

  Ms. Bartz joined the Company in April 1992 and serves as Chief Executive Officer and Chairman of the Board. Ms. Bartz served as President of the Company from May 1992 through September 1996. Ms. Bartz is a director of AirTouch Communications, Inc., Cadence Design Systems, Inc., Cisco Systems, Inc., Network Appliance, Inc. and BEA Systems, Inc.

  Mr. Bertelsen joined the law firm of Wilson Sonsini Goodrich & Rosati, outside legal counsel to the Company, in January 1972 and became a member of the firm in January 1977.

  Mr. Beveridge has served as the Chief Executive Officer of Scottish Enterprise, an economic development company, since January 1991. Mr. Beveridge is a director of U.S. Smaller Companies Investment Trust and Clydeport plc.

  Mr. Dawson has served since September 1986 as Chairman of IDI Associates, a private investment bank specializing in Latin America.

  Mr. Otellini has served as Executive Vice President and General Manager of the Intel Architecture Group at Intel Corporation since January 1998. Mr. Otellini was promoted to Executive Vice President of Sales and Marketing of Intel Corporation in April 1996 and served as Senior Vice President of Sales and Marketing of Intel Corporation from May 1993 to May 1996. Mr. Otellini is a director of Fritz Companies.

  Ms. Taylor has served as Executive Vice President of Global Operations and Technology for CitiCorp since January 1997. Ms. Taylor served as Senior Vice President of Federal Express Corporation from September 1991 until December 1996. Ms. Taylor is a director of Dell Computer Corporation, Perrigo, Inc. and Allstate Insurance, Inc.

  Mr. Topfer has served as Vice Chairman of Dell Computer Corporation since June 1994. From March 1971 to June 1994, Mr. Topfer was the Executive Vice President of Motorola, Inc.

Board Meetings and Committees

  Ms. Bartz serves as Chairman of the Board of Directors of the Company. The Board of Directors held a total of eight meetings during the fiscal year ended January 31, 1999. All of the current directors attended seventy-five percent (75%) or more of the meetings of the Board of Directors and committees of the Board, if any, upon which such directors served during their term of office.

  The Audit Committee consists of directors J. Hallam Dawson (Chairman), Mark Bertelsen and Mary Alice Taylor. The principal functions of the Audit Committee are to recommend engagement of the Company's independent auditors, to consult with the Company's auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's financial control procedures and personnel. The Audit Committee held four meetings during fiscal year 1999.

  The Compensation Committee consists of directors Crawford Beveridge (Chairman), Morton Topfer and Paul Otellini. The Compensation Committee reviews compensation and benefits for the Company's executives and administers the grant of stock options to executive officers under the Company's stock plans. In December 1995, the Board delegated to the Company's Chief Executive Officer authority to grant options to non-officer employees to the extent such options fall within standard guidelines previously approved by the Compensation Committee. The authority to grant all other options (except options which are granted automatically to outside directors under the non-discretionary 1990 Directors' Option Plan) has been delegated to the Compensation Committee. The Compensation Committee, which consists solely of outside directors ineligible to participate in the Company's discretionary employee stock programs, has sole and exclusive authority to grant stock options to officers and to directors who are also employees or consultants of the Company. The Compensation Committee held four meetings during fiscal year 1999.

  The Nominating Committee consists of directors Morton Topfer (Chairman), Carol Bartz, Crawford Beveridge and Paul Otellini. The Nominating Committee has the responsibility to present a slate of nominees to the full Board prior to each Annual Meeting and to make recommendations regarding outside director compensation.

Compensation of Directors

  The Company pays an annual fee of $25,000 to each director who is not an employee of or consultant to the Company (currently six persons), of which not more than fifty percent can be cash and the balance must be restricted stock issued at the rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. Directors do not receive fees for Board or Board Committee meetings attended.

  The Company's 1990 Directors' Option Plan provides for the automatic grant of nonstatutory options to outside directors of the Company. Upon being elected or appointed to the Company's Board of Directors, each outside director is granted an option to purchase 20,000 shares of Common Stock of the Company, with subsequent annual grants of 10,000 shares. Each Option granted under the 1990 Directors' Option Plan vests cumulatively as to one-third of the shares subject to the option on each anniversary of the date of grant, for a total vesting period of three years. The exercise price of options granted under the 1990 Directors' Option Plan is equal to the fair market value of the Common Stock on the date of grant.

                                  MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date (i) by each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) by each of the Company's directors,
(iii) by each of the Company's Chief Executive Officer and the Company's four most highly compensated executive officers (other than the Chief Executive Officer) who served as executive officers at January 31, 1999 (collectively, the "Named Officers") and (iv) by all directors and executive officers who served as directors or executive officers at January 31, 1999 as a group.

                                                   Shares Beneficially Owned
                                                   ----------------------------
Directors, Officers and Five Percent (5%)
Stockholder                                          Number(1)     Percent(2)
-----------------------------------------          -------------- -------------
Principal Stockholder:(3)
 Capital Group International, Inc.................      6,607,000        10.88%
  11100 Santa Monica Boulevard
  15th Floor
  Los Angeles, CA 90025-3384
 Research and Management Company..................      5,951,900         9.80%
  333 South Hope Street
  Los Angeles, CA 90071
 J. & W. Seligman & Co., Inc......................      4,409,204         7.26%
  125 University Ave.
  Palo Alto, CA 94301
 Jennison Associates LLC..........................      4,264,000         7.02%
  466 Lexington Avenue
  New York, NY 10017
Directors:
 Carol A. Bartz(4)................................      1,246,352         2.01%
 Mark A. Bertelsen(5).............................         44,457            *
 Crawford W. Beveridge(6).........................         51,269            *
 J. Hallam Dawson(7)..............................         63,243            *
 Paul S. Otellini(8)..............................         30,766            *
 Mary Alice Taylor(9).............................         46,808            *
 Morton Topfer(10)................................         59,043            *
Other Named Officers:
 Eric B. Herr(11).................................        213,352            *
 Dominic J. Gallello(12)..........................        296,330            *
 Godfrey R. Sullivan(13)..........................        245,178            *
 Michael E. Sutton(14)............................        208,595            *
All directors and executive officers as a group
 (16 persons)(15):................................      3,086,860         4.84%

--------
   * Represents less than 1% of the outstanding shares.

 (1) The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of May 17, 1999, through the exercise of any stock option, exchange of Exchangeable Shares or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

 (2) Number of shares deemed outstanding includes 60,741,978 outstanding as of May 17, 1999, plus any shares subject to stock options held by the person or persons in question that are exercisable within 60 days of May 17, 1999.

 (3) This information was obtained from filings made with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act.

 (4) Includes options to purchase 1,240,000 shares of Common Stock exercisable within 60 days of May 17, 1999.

 (5) Includes options to purchase 43,332 shares of Common Stock exercisable within 60 days of May 17, 1999.

 (6) Includes options to purchase 50,000 shares of Common Stock exercisable within 60 days of May 17, 1999.

 (7) Includes options to purchase 60,000 shares of Common Stock exercisable within 60 days of May 17, 1999.

 (8) Includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of May 17, 1999.

 (9) Includes options to purchase 45,000 shares of Common Stock exercisable within 60 days of May 17, 1999.

(10) Includes options to purchase 45,000 shares of Common Stock exercisable within 60 days of May 17, 1999.

(11) Includes options to purchase 197,000 shares of Common Stock exercisable within 60 days of May 17, 1999.

(12) Includes options to purchase 290,100 shares of Common Stock exercisable within 60 days of May 17, 1999.

(13) Includes options to purchase 224,400 shares of Common Stock exercisable within 60 days of May 17, 1999.

(14) Includes options to purchase 206,280 shares of Common Stock exercisable within 60 days of May 17, 1999.

(15) Includes options to purchase 2,985,131 shares of Common Stock exercisable within 60 days of May 17, 1999.

Executive Compensation

  The following table sets forth the annual and long-term compensation of the Named Officers for services to the Company in all capacities during the three fiscal years ended January 31, 1999:

                          Summary Compensation Table

                                                                       Long Term
                                                         Annual       Compensation
                                                      Compensation       Awards
                                                    ----------------- ------------
                                                                       Securities
                                           Fiscal                      Underlying     All Other
        Name and Principal Position         Year     Salary  Bonus(1)  Options(#)  Compensation(2)
        ---------------------------        ------   -------- -------- ------------ ---------------
 Carol A. Bartz...........................  1999    $600,000 $800,000    60,000       $ 39,275
  Chairman of the Board and                 1998     515,000  490,125       --          39,000
  Chief Executive Officer                   1997     515,000      --    560,000         39,000
 Eric B. Herr.............................  1999    $400,000 $420,000    45,000       $  3,275
  President and Chief Operating             1998     320,000  260,000       --           3,000
  Officer                                   1997     320,000      --    280,000          3,000
 Dominic J. Gallello......................  1999    $320,000 $250,000    30,000       $  3,275
  Vice President, Mechanical CAD            1998     275,000  173,125       --          13,576
  Market Group                              1997     275,000      --    210,000          3,000
 Godfrey R. Sullivan......................  1999    $315,000 $240,000    30,000       $  6,967
  Vice President, Personal Solutions        1998     260,000  173,750       --           3,000
  Group                                     1997     260,000      --    191,000          3,000
 Michael E. Sutton........................  1999    $290,000 $240,000   180,000       $ 26,400
  Vice President,                           1998     250,000  160,000       --         139,135
  Worldwide Field Organization              1997     250,000      --     70,000        179,241

--------
(1) Represents incentive bonuses for achievement of corporate, individual and organizational objectives in fiscal years 1999 and 1998.

(2) Amounts reported for fiscal year 1999 consist of: (i) matching contributions by Autodesk to one of Autodesk's pre-tax savings plans (Ms. Bartz $2,775, Mr. Herr $2,775, Mr. Gallello $2,775 and Mr. Sullivan $2,775); (ii) Autodesk contributions to one of Autodesk's pre-tax plans (Ms. Bartz $500, Mr. Herr $500,

   Mr. Gallello $500 and Mr. Sullivan $500); (iii) $36,000 paid to Ms. Bartz for the purpose of reimbursing her for certain transportation expenses;
   (iv) $3,692 paid to Mr. Sullivan for vacation cashout; (v) $3,200 paid by Autodesk for health insurance premiums on behalf of Mr. Sutton; and (vi) $23,200 paid by Autodesk into an employee retirement fund on behalf of Mr. Sutton. Amounts reported for fiscal year 1998 consist of: (i) matching contributions by Autodesk to one of Autodesk's pre-tax savings plans (Ms. Bartz $2,500, Mr. Herr $2,500, Mr. Gallello $2,500 and Mr. Sullivan $2,500); (ii) Autodesk contributions to one of Autodesk's pre-tax plans (Ms. Bartz $500, Mr. Herr $500, Mr. Gallello $500 and Mr. Sullivan $500);
   (iii) $36,000 paid to Ms. Bartz for the purpose of reimbursing her for certain transportation expenses; (iv) $10,576 paid to Mr. Gallello for vacation cashout; (v) $100,000 paid to Mr. Sutton as a cost of living adjustment related to his location in Switzerland; (vi) $3,621 paid by Autodesk for health insurance premiums on behalf of Mr. Sutton; and (vii) $35,514 paid by Autodesk into an employee retirement fund on behalf of Mr. Sutton. Amounts reported for fiscal year 1997 consist of: (i) matching contributions by Autodesk to one of Autodesk's pre-tax savings plans (Ms. Bartz $2,500, Mr. Herr $2,500, Mr. Gallello $2,500 and Mr. Sullivan $2,500); (ii) Autodesk contributions to one of Autodesk's pre-tax plans (Ms. Bartz $500, Mr. Herr $500, Mr. Gallello $500 and Mr. Sullivan $500);
   (iii) $36,000 paid to Ms. Bartz for the purpose of reimbursing her for certain transportation expenses; (iv) $100,000 paid to Mr. Sutton as a cost of living adjustment related to his location in Switzerland; (v) $3,104 paid by Autodesk for health insurance premiums on behalf of Mr. Sutton; and
   (vi) $76,137 paid by Autodesk into an employee retirement fund on behalf of Mr. Sutton.

Option Grants in Last Fiscal Year

  The following table sets forth information regarding stock options granted to the Named Officers during the fiscal year ended January 31, 1999:

                                                                    Potential Realizable
                                     Individual Grants                Value at Assumed
                         ----------------------------------------- Annual Rates of Share
                                  % of Total                       Price Appreciation For
                                   Options    Exercise                 Option Term(2)
                         Options  Granted to    Price   Expiration ----------------------
Name                     Granted Employees(1) Per Share    Date      5%($)      10%($)
----                     ------- ------------ --------- ---------- ---------- -----------
Carol A. Bartz..........  30,000               47.625    3/18/08   $  898,533 $ 2,277,060
                          30,000               43.125    3/31/08   $  813,632 $ 2,061,904
                         -------                                   ---------- -----------
                          60,000     1.96%                         $1,712,165 $ 4,338,964

Eric B. Herr............  22,500               47.625    3/18/08   $  673,900 $ 1,707,795
                          22,500               43.125    3/31/08   $  610,224 $ 1,546,428
                         -------                                   ---------- -----------
                          45,000     1.47%                         $1,284,124 $ 3,254,223

Dominic J. Gallello.....  15,000               47.625    3/18/08   $  449,267 $ 1,138,530
                          15,000               43.125    3/31/08   $  406,816 $ 1,030,952
                         -------                                   ---------- -----------
                          30,000      .98%                         $  856,083 $ 2,169,482

Godfrey R. Sullivan.....  15,000               47.625    3/18/08   $  449,267 $ 1,138,530
                          15,000               43.125    3/31/08   $  406,816 $ 1,030,952
                         -------                                   ---------- -----------
                          30,000      .98%                         $  856,083 $ 2,169,482

Michael E. Sutton.......  15,000               47.625    3/18/08   $  449,267 $ 1,138,530
                          15,000               43.125    3/31/08   $  406,816 $ 1,030,952
                         125,000               39.188    6/25/08   $3,080,601 $ 7,806,848
                          25,000                24.75    9/10/08   $  389,129 $   986,128
                         -------                                   ---------- -----------
                         180,000     5.88%                         $4,325,813 $10,962,458

--------
(1) The total number of options granted during fiscal year 1999 was 3,061,238.

(2) The 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option.

Option Exercises and Holdings

  The following table sets forth, for each of the Named Officers, certain information concerning stock options exercised during the Company's 1999 fiscal year, and the number of shares of the Company's Common Stock subject to both exercisable and unexercisable stock options as of January 31, 1999. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of January 31, 1999.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                 Number of Securities
                                                Underlying Unexercised     Value of Unexercised
                                                   Options at Fiscal      In-the-Money Options at
                           Shares                     Year End(#)             Fiscal Year End
                         Acquired on   Value   ------------------------- -------------------------
Name                     Exercise(#) Realized  Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- --------- ----------- ------------- ----------- -------------
Carol A. Bartz..........       --          --   1,200,000     380,000    32,300,600    6,401,440
Eric B. Herr............   125,000   3,064,500    147,000     178,000     2,026,261    1,410,464
Dominic J. Gallello.....       --          --     260,200     179,800     4,400,593    2,445,877
Godfrey R. Sullivan.....       --          --     200,800     170,200     3,504,700    2,283,798
Michael E. Sutton.......       --          --     148,080     216,400     2,366,429    1,708,346

Report of the Compensation Committee of the Board of Directors

  The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently comprised of three non-employee directors. The Compensation Committee is responsible for establishing the policies and programs which determine the compensation of Autodesk's officers. The Compensation Committee sets base cash compensation and bonus compensation on an annual basis for the Chief Executive Officer and other executive officers of the Company. In addition, the Compensation Committee has exclusive authority to grant stock options to executive officers. The Compensation Committee considers both internal data, including corporate goals and individual performance, as well as external data from outside compensation consultants and independent executive compensation data from comparable high technology companies, in determining officers' compensation.

 Compensation Philosophy

  When creating policies and making decisions concerning executive compensation, the Compensation Committee:

  . Ensures that the executive team has clear goals and accountability with respect to corporate performance,

  . Establishes pay opportunities that are competitive based on prevailing practices for the industry, the stage of growth of the Company, and the labor markets in which Autodesk operates,

  . Independently assesses operating results on a regular basis in light of expected Company performance, and

  . Aligns pay incentives with the long-term interests of the Company's stockholders.

 Compensation Program

  Autodesk's executive compensation program has three major components, all of which are intended to attract, retain and motivate highly effective executives:

  1. Base salary for executive officers is set annually by reviewing the competitive pay practices of comparable high technology companies. Local (San Francisco Bay Area), national, and, for international executives, foreign country data are examined and taken into account, along with the skills and performance of the individual and the needs of the Company.

  2. Cash incentive compensation is designed to motivate executives to attain short-term and longer-term corporate, business unit and individual management goals. The actual annual cash bonuses received by an executive depend upon attainment of these specified business goals. The formula for incentive bonuses for fiscal year 1999 was based on the achievement of certain revenue growth and operating margin targets, together with the attainment of corporate goals. It is the intention of the Compensation Committee in fiscal year 2000 to continue this linkage between the achievement of specific financial targets and corporate goals, and the payment of incentive cash compensation, for officers and other executives in the Company.

  3. Equity-based incentive compensation has been provided to employees and management through the Company's stock incentive plans. Under these plans, officers, employees and certain consultants to the Company are eligible to be granted stock options based on competitive market data, as well as their responsibilities and position in the Company. These options allow participants to purchase shares of Autodesk Common Stock at the market price on the date of the grant, subject to vesting during the participant's employment with the Company. Employees are also permitted to purchase shares of the Company's Common Stock, subject to certain limitations, at eighty-five percent (85%) of fair market value under the Employee Stock Purchase Plan. The purpose of these stock plans is to instill the economic incentives of ownership and to create management incentives to improve stockholder value. The Company's stock option plans utilize vesting periods to encourage employees and executives to remain with the Company and to focus on longer-term results.

 Chief Executive Officer Compensation

  In determining Ms. Bartz's compensation for the fiscal year ended January 31, 1999, the Compensation Committee reviewed industry surveys of compensation paid to chief executive officers of comparable companies, with a focus on those companies located in the San Francisco Bay Area, and evaluated achievement of corporate individual objectives for the fiscal year. Ms. Bartz's annual base compensation for fiscal year 1999 was $600,000. Like other executive officers, Ms. Bartz was eligible to receive an incentive bonus determined on the basis of (i) the Company's revenue growth and operating margin and (ii) the achievement of specific corporate goals. Ms. Bartz received a bonus of $800,000 for fiscal year 1999. She received an increase in base salary for fiscal year 2000 to $700,000. Ms. Bartz was granted an option to buy 60,000 shares of Autodesk stock in March 1998. We believe it is critical to the Company's long-term success to continue to tie the Chief Executive Officer's incentive to the Company's performance and to align individual financial interests more closely with those of stockholders.

 Other Executive Compensation

  Autodesk provides certain compensation programs to executives that are also available to other Company employees, including pre-tax savings plans and medical/dental/vision benefits. There are no pension programs except where prescribed by law in countries other than the United States. The Company generally does not provide executive perquisites such as club memberships. In fiscal year 1998, the Company introduced a Deferred Compensation Program for executives.

 Deductibility of Executive Compensation

  Beginning in 1994, the Internal Revenue Code of 1986, as amended (the "Code") limited the federal income tax deductibility of compensation paid to the Company's chief executive and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). Considering the Company's current compensation plans and policy, the Company and the Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction relating to executive compensation. If the deductibility of executive compensation becomes a significant issue, the Company's compensation plans and policy will be modified to maximize deductibility if the Company and the Compensation Committee determine that such action is in the best interests of the Company.

                                          COMPENSATION COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          Crawford W. Beveridge, Chairman
                                          Morton Topfer
                                          Paul S. Otellini

Compensation Committee Interlocks and Insider Participation

  No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries.

Employment Contracts and Certain Transactions

  In April 1992, the Company entered into an agreement with Carol A. Bartz which provides for a minimum base salary of $400,000, incentive bonus of up to eighty percent of base salary, a one-time employment bonus of $250,000 (to compensate for a foregone bonus) and the grant of options to purchase 2,000,000 shares (as adjusted to reflect the October 1994 two-for-one stock split) of Common Stock vesting over five years of employment. The agreement provides for a severance payment equal to two years' base salary and incentive compensation in the event Ms. Bartz's employment is terminated without cause within two years after commencement of employment or one year after a change of control of the Company not approved by the Board of Directors or two years' base compensation in the event Ms. Bartz's employment is terminated without cause under any other circumstances.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that it complied with all Section 16(a) filing requirements applicable to its officers, directors and ten percent (10%) stockholders during the fiscal year ended January 31, 1999.

Company Stock Price Performance

  The following graph shows a five-year comparison of cumulative total return (equal to dividends plus stock appreciation) for the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Dow Jones Software Index.

Comparison of Five Year Cumulative Total Stockholder Return

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period                               S&P             DOW JONES
(Fiscal Year Covered)         AUTODESK, INC.     500 INDEX       SOFTWARE INDEX
--------------------          --------------     ---------       --------------
Measurement
Pt-29/JAN/94                  $100               $100            $100
FYE   31/JAN/95               $129               $101            $123
FYE   31/JAN/96               $119               $140            $185
FYE   31/JAN/97               $125               $177            $261
FYE   31/JAN/98               $154               $225            $339
FYE   31/JAN/99               $177               $299            $682

--------
* Assumes $100 invested January 31, 1994 in the Company's stock, the Standard & Poor's 500 Stock Index and the Dow Jones Software Index, with reinvestment of all dividends. Total stockholder returns for prior periods are not an indication of future investment returns.

                                 PROPOSAL TWO

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  On the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending January 31, 2000 and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

  Ernst & Young LLP has audited the Company's financial statements annually since the fiscal year ended January 31, 1983. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

  It is important that your stock be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the enclosed envelope, at your earliest convenience.

                                          THE BOARD OF DIRECTORS

Dated: May 25, 1999

PROXY                                                              PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               OF AUTODESK, INC.
                      1999 ANNUAL MEETING OF STOCKHOLDERS

        The undersigned stockholder of AUTODESK, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 25, 1999, and hereby appoints Carol A. Bartz and Marcia Sterling, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned in the 1999 Annual Meeting of Stockholders of AUTODESK, INC. to be held on June 24, 1999, at 2:00 p.m. at The Embassy Suites Hotel, 101 McInnis Parkway, San Rafael, California and at any adjournment or postponement thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present upon such business as may properly come before the meeting, including the Items on the reverse side of this form.

        This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees named in the Proxy Statement to AUTODESK, INC.'s board of directors, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending January 31, 2000, and as said proxies deem advisable on such other matters as may properly come before the meeting.

                (Continued and to be signed on the other side.)

                               AUTODESK, INC.

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY


1.  ELECTION OF DIRECTORS-                                              For All
    Nominees; Carol A. Bartz; Mark A. Bartelsen;        For   Withheld   Except
    Crawford W. Beveridge; J. Haltam Dawson;            [_]      [_]      [_]
    Paul S. Otellini; Mary Alice Taylor; and
    Morton Topfer.

    ----------------------------------
    (Except nominee(s) written above.)



2.  Proposal to ratify the appointment of               For   Withheld   Against
    Ernst & Young LLP as the independent                [_]      [_]       [_]
    auditors of Autodesk, Inc. for the fiscal year ending January 31, 2000.


                            (This Proxy should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

                                             Dated _______________________, 1999


                                             ___________________________________
                                                                    Signature(s)

                                             ___________________________________